Exhibit 10.1

                                  PLAN DOCUMENT

                              Johnson Outdoors Inc.

                             WORLDWIDE KEY EXECUTIVE
                     PHANTOM SHARE LONG-TERM INCENTIVE PLAN



1.   PURPOSE

The purpose of the Johnson Outdoors Inc. Worldwide Key Executive Phantom Share Long-Term Incentive Plan (the "Plan") is to promote the best interests of Johnson Outdoors Inc. (the "Company") by enhancing the ability to attract and retain key employees of the Company and its subsidiaries who are expected to make substantial contributions to the Company's long-term growth plans by giving such key employees an opportunity to receive additional compensation based on the performance of the Company's Class A common stock ("Common Stock").

2.  EFFECTIVE DATE AND TERM OF PLAN

The Plan shall be effective as of December 16, 2002 and shall remain in effect until terminated by the Compensation Committee of the Board of Directors (the "Committee") in accordance with Section 7(a).

3.   ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the sole discretion and full power and authority to: (i) select the key employees to whom awards will be granted under the Plan (the "Participants"); (ii) establish dollar denominated cash target awards ("cash target award") to serve as the basis for conversion into phantom shares as contemplated by Section 5; (iii) determine the basis on which awards may be earned or vest and whether an award is earned or vested; and (iv) adopt such rules and regulations and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Subject to the express terms of the Plan, all designations, determinations, interpretations and other decisions with respect to the Plan or any award shall be made by the Committee in its sole discretion and shall be final, conclusive and binding on all parties.

4.   PARTICIPANTS

The list of eligible Participants shall initially be limited to the Company's Chairman and Chief Executive Officer, those Vice Presidents or Presidents who report to the Chairman and Chief Executive Officer, the Group Vice Presidents for Motors, Watercraft, OEG,



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and Diving, the President of NA Diving, and the
Vice President of Operations. Other key employees may be selected as Participants at the sole discretion of the Committee.

5.   AWARDS & VESTING

(a) On an annual basis, a cash target award will be fixed by the Committee for each Participant. A Participant will earn such cash target award (assuming such Participant remains employed by the Company or one of its subsidiaries) subject to the achievement of such performance goals as are selected by the Committee in its sole discretion. The earned cash target award for a Participant in any year may be equal to, or less or greater than, the cash target award established by the Committee for such Participant for that year under the Plan, but under no circumstance shall such earned cash target award for a Participant be less than 75% or greater than 125% of the cash target award established by the Committee for such Participant for that year. That portion, if any, of a cash target award unearned by a Participant in the year the award was granted will be forfeited by such Participant. In no event shall a Participant be entitled to earn a cash target award if such Participant does not remain employed by the Company or one of its subsidiaries through the date on which such award is scheduled to be earned.

(b) On the date that a cash target award is earned, such earned award shall be immediately converted into that number of phantom shares (rounded up to the nearest whole number) equal to (i) the aggregate dollar value of the earned cash target award divided by (ii) the "fair market value" of one share of Common Stock on that date. For purposes of the Plan, the term "fair market value" of one share of Common Stock on any given date shall be the weighted average of the closing sales prices of the Common Stock during the 90-day trailing trading period immediately preceding the date of determination, as reported on the Nasdaq National Market or on such other exchange or market on which shares of Common Stock are then traded.

(c) The phantom shares held by a Participant will become 100% vested on the third anniversary of the date on which such phantom shares are issued; provided that, except as otherwise contemplated by Section 6(f) of the Plan, the Participant remains continuously employed by the Company or one of its subsidiaries during that period; and provided further that if the fair market value of the Common Stock on the date of vesting has declined by more than 25% as compared with the fair market value on the date the cash target award was earned, then vesting will be suspended for one year, and if the fair market value on the fourth anniversary of the date the phantom shares were issued is at least 75% of the fair market value on the date the cash target award was earned, then vesting will occur; otherwise the phantom shares will not vest and will be forfeited. In the event that phantom shares granted under the Plan vest, the Participant holding such phantom shares shall be entitled to receive, within 30 days of the vesting date and in full satisfaction of the vested phantom shares, a cash payment equal the product of (i) the number of vested phantom shares multiplied by (ii) the fair market value of one share of

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Common Stock on the date of vesting; provided, however, that, in determining the cash payment to be made, the amount, if any, by which the fair market value of one share of Common Stock on the date of vesting exceeds three times the fair market value of such share on the date the cash target award was earned shall not be considered.


6.   GENERAL PROVISIONS

(a) Transferability. Except as otherwise provided by the Committee, no award subject to the Plan shall be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the applicable laws of descent and distribution.

(b) Phantom Share Agreements. All awards of phantom shares under the Plan shall be evidenced by written agreements in such form as the Committee shall determine.

(c) Tax Withholding. The Company shall have the right to deduct and withhold from any cash otherwise payable to a Participant such amounts as may be required to satisfy any federal, state, or local withholding taxes, and to take such other actions as may be required to satisfy such withholding obligations.

(d) Settlement. Subject to the terms of the Plan, the Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts.

(e) Change in Control. Notwithstanding any other provisions of the Plan, in order to preserve a Participant's rights in the event of a Change in Control (as defined below) of the Company, the Committee in its discretion may take any action that it deems to be in the best interest of the Company and the Participant which could include but is not limited to the following actions: (i) provide for accelerated vesting of outstanding phantom shares; (ii) adjust the terms under which an established cash target award shall be earned; (iii) or any other action that is equitable and in the best interest of the Company. For the purposes of this Plan, a Change in Control shall be deemed to have occurred if the Johnson Family (as defined below) shall at any time fail to own stock of the Company having, in the aggregate, votes sufficient to elect at least fifty-one percent (51%) majority of the directors of the Company. Johnson Family shall mean at any time, collectively, Samuel C. Johnson, his wife and their children and grandchildren, the executor or administrators of the estate or other legal representative of any such person, all trusts for the benefit of the foregoing or their heirs or any one or more of them, and all partnerships, corporations, or other entities directly or indirectly controlled by the foregoing or any one or more or them.

(f) Termination of Employment.

(i) In the event a Participant's employment with the Company or any of its subsidiaries is terminated for any reason, except death, retirement (in accordance with the Company's retirement policies) or total and permanent disability, all rights relating to unvested phantom shares under the Plan shall be immediately forfeited.

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(ii) In the event a Participant's employment terminates by reason of death, retirement or total and permanent disability, any unvested phantom shares shall vest under normal timing in accordance with the Plan as though the Participant had remained employed by the Company or one of its subsidiaries, and then be paid in accordance with the Plan to the Participant or, in the event of a Participant's death, to the person to whom the phantom shares have been transferred by will or by the applicable laws of descent and distribution or otherwise as permitted by the Committee.

7.   MISCELLANEOUS

(a) Plan Amendment. The Committee may at any time amend, alter, suspend, discontinue or terminate the Plan as it deems necessary or appropriate; provided, however, that any cash target award established or earned or phantom share issued under the Plan may not be adversely affected without the consent of the Participant.

(b) No Right to Employment. No person shall have any claim or right to be granted a cash target award or phantom shares, and the grant of a cash target award or phantom shares shall not be construed as giving the Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan.

(c) Other Company Benefit and Compensation Programs. Except as expressly determined by the Committee, cash target awards earned or phantom shares issued under this Plan shall not be deemed as part of the Participant's regular, recurring compensation for the purposes of calculating payments or benefits from any Company benefit or severance program (or severance pay law of any country). The above notwithstanding, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

(d) Successors and Assignees. The Plan shall be binding on all successors and assigns of a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

(e) Adjustment Provisions. In the event of a stock split, stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, split-up, combination or exchange of shares, or similar transaction, the Committee shall have the discretion to make appropriate adjustments relating to the Plan and awards hereunder that the Committee deems fair and equitable to both the Company and the Participants.

(f) No Rights of a Shareholder. Phantom shares shall be utilized solely as a device for ultimately converting an earned and vested award into a cash payment as provided in the Plan. Neither the establishment of a cash target award, the earning of a cash target award or the vesting of phantom shares shall be construed in any way as giving a Participant any interest other than as provided in the Plan. As such, a Participant shall

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have no rights as a shareholder with respect to the number of phantom shares covered by any award, whether vested or unvested.

(g) Unfunded Plan. This Plan shall be unfunded, and phantom shares shall not constitute or be treated as outstanding stock nor as a trust fund of any kind. All amounts at any time credited to a Participant shall be and remain the sole property of the Company and its subsidiaries, and the Participant shall have no ownership rights with respect thereto. Participants shall have the status of general unsecured creditors of the Company and its subsidiaries and the Plan constitutes a mere promise by the Company and its subsidiaries to make payments in the future if such payments become due under the Plan guidelines.

(h) Governing Law. The validity, construction and effect of the Plan and any actions taken under or relating to the Plan shall be determined in accordance with laws of the State of Wisconsin and applicable federal law.